Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended November 30, 2012

(Dollars in millions)

November 2012
Domestic Card Metrics(1)
Net principal charge-offs	$297
Average loans held for investment	79,994
Net charge-off rate(2)	4.46%
30+ day performing delinquencies	2,997
Period-end loans held for investment	$80,768
30+ day performing delinquency rate(3)	3.71%

International Card Metrics(1)
Net principal charge-offs(4)	$58
Average loans held for investment	8,311
Net charge-off rate(2) (4)	8.39%
30+ day performing delinquencies	$381
Period-end loans held for investment	8,359
30+ day performing delinquency rate(3)	4.56%

Auto Finance Metrics
Net principal charge-offs	$46
Average loans held for investment	26,922
Net charge-off rate(2)	2.07%
30+ day performing delinquencies	$1,741
Nonperforming loans	130
Period-end loans held for investment	27,038
30+ day performing delinquency rate(3)	6.44%
Nonperforming loan rate(5)	0.48%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)

The net principal charge-offs and net charge-off rate for International Card for November 2012 reflect a cumulative adjustment we made in November to the timing of charge-offs for delinquent UK loans for which revolving privileges have been revoked as part of a loan workout. We previously charged off such loans in the period the account became 180 days past due. Going forward, we will charge-off these loans in the period that the account becomes 120 days past due, consistent with our charge-off practice for installment loans. Excluding the impact of this change, our International Card net charge-off rate would have been 5.40% for November 2012.

(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.